SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Genetronics Biomedical Corporation

(Name of Registrant as Specified In Its Charter)

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April 1, 2002

     Dear Stockholder:

     This year’s annual meeting of Stockholders will be held on April 29, 2002 at 9:00 am. local time, at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA 92122. The phone number is (858) 552-1234.

     You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope (for mailing in the United States only) to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our Stockholders are important.

     A copy of Genetronics’ 2001 Annual Report is also enclosed.

     The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

/s/ Avtar Dhillon

Avtar Dhillon
President and Chief Executive Officer

GENETRONICS BIOMEDICAL CORPORATION
11199 Sorrento Valley Road
San Diego, Ca 92121-1334

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD April 29, 2002

     Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of Genetronics Biomedical Corporation, which will be held on April 29, 2002, at 9:00 am. local time, at the Hyatt Regency La Jolla, 3777 La Jolla Village Drive, San Diego, CA 92122, for the following purposes:

1.	To elect directors. Management has nominated the following persons for election at the meeting:

Dr. Avtar Dhillon James L. Heppell Gordon J. Politeski Felix Theeuwes Tazdin Esmail

2.	To amend the 2001 Stock Option Plan (the “Plan”) to increase the maximum number of common shares of the Company reserved for issuance under the Plan including options currently outstanding, from 7,400,000 to 10,000,000.

3.	To authorize the directors to carry out future financings in circumstances where the policies of The Toronto Stock Exchange would require shareholder approval in such circumstances where the aggregate number of shares which are issued or made subject to issuance by way of one or more private placements during any particular six month period is greater than 25% and up to 100% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such private placements.

4.	To ratify the appointment of the Company’s independent accountants for 2002.

5.	To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 20, 2002 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the Stockholders of record on March 20, 2002 will be available at Genetronics, during ordinary business hours, for examination by any Stockholder for any purpose relating to the meeting.

By order of the Board of Directors,

s/ Avtar Dhillon Avtar Dhillon
President and Chief Executive Officer

     San Diego, California
     April 1, 2002

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

GENERAL INFORMATION
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY
COMMITTEES OF THE BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND OTHER MATTERS
PERFORMANCE GRAPHS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL ACCOUNTING FIRM FEES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE AMENDED 2000 STOCK OPTION PLAN
PROPOSAL NO. 3 TO AUTHORIZE THE DIRECTORS TO CARRY OUT FUTURE FINANCINGS
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
FORM 10-K AND ANNUAL REPORT
TRANSACTION OF OTHER BUSINESS

GENETRONICS BIOMEDICAL CORPORATION
11199 Sorrento Valley Road
San Diego, Ca 92121-1334

Proxy Statement for Annual Meeting of Stockholders

     The accompanying proxy is solicited by the Board of Directors of Genetronics Biomedical Corporation, a Delaware corporation, for use at the Annual Meeting of Stockholders to be held April 29, 2002, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 1, 2002 the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders. Unless the context requires otherwise, references to “we,” “us,” “our,” and “Genetronics” refer to Genetronics Biomedical Corporation.

GENERAL INFORMATION

     Annual Report. An annual report for the nine month fiscal year ended December 31, 2001, is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on March 20, 2002, will be entitled to vote at the meeting and any adjournment thereof. As of the date of this statement, there are 34,860,167 shares of common stock, $0.001 par value, of Genetronics, issued and outstanding. Stockholders may vote in person or in proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Genetronics’ bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by Genetronics. In addition, Genetronics will solicit Stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Genetronics registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Genetronics may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a Stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A Stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of Genetronics of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Stock Ownership of Certain Beneficial Owners and Management. The table herein sets forth certain information, as of March 20, 2002, with respect to the beneficial ownership of Genetronics’ common stock by (i) all persons known by Genetronics to be the beneficial owners of more than 5% of the outstanding common stock of Genetronics, (ii) each nominee for director of Genetronics, (iii) each executive officer of Genetronics named in the Summary Compensation Table, and (iv) each associate of any of the foregoing persons.

     Accountants. Representatives of Ernst & Young LLP, the Company’s principal accountant during the preceding fiscal year, will be present at the Stockholders’ meeting, will have the opportunity to make a statement, and will be available to respond to questions.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Our executive officers and directors, the positions held by them and their ages as of December 31, 2001 are as follows:

Name	Age	Title

Dr. Avtar Dhillon(1)	41	Director; President and CEO

James L. Heppell(2)(3)	46	Director; Chairman of the Board

Gordon J. Politeski(2)(3)(4)	58	Director

Felix Theeuwes(3)(4)	65	Director

Tazdin Esmail(2)(3)	53	Director

William K. Dix	45	Vice President, Legal Affairs, and Secretary

Babak Nemati(5)	34	Vice President, Corporate Development

(1)	Dr. Dhillon was appointed President and Chief Executive Officer on September 20, 2002.

(2)	Member of the Compensation Committee.

(3)	Member of Nomination and Corporate Governance Committee.

(4)	Member of the Audit Committee.

(5)	Mr. Nemati’s service concluded on January 8, 2002.

     DR. AVTAR DHILLON joined our company as the President and Chief Executive Officer in September 2001 and a director in October 2001. Prior to joining our company, Dr. Dhillon was engaged by MDS Capital Corp. as a consultant in July 1998, and subsequently became investment manager in August 1999 and Vice President in 2000. MDS Capital Corp., is one of North America’s leading healthcare venture capital organizations. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years. From March 1997 to July 1998, Dr. Dhillon acted as consultant to Cardiome Pharma Corp., a biotechnology company listed on the Toronto Stock Exchange (the “TSE”). Dr. Dhillon has also acted as consultant to IGT Pharmaceuticals from May 1997 to November 1997, consultant to Inflazyme Pharmaceuticals Inc. from March 1996 to March 1997, and biotechnology investment analysis to various institutions from November 1996 to July 1998. Dr. Dhillon is a member of the following: B.C. Biotechnology Alliance, College of Physicians and Surgeons, B.C. Medical Association, Canadian Medical Association and College of Family Practitioners. Dr. Dhillon has a Bachelor of Science, honours degree in physiology and M.D. degree from the University of British Columbia.

     JAMES L. HEPPELL, L.L.B. has been a director of our company and Genetronics, Inc. since September 1994, Interim Chairman of the Board from September 1999 to March 2001, and Chairman of the Board since March 2001. Mr. Heppell is a founding Partner, President and Chief Executive Officer of Catalyst Corporate Finance Lawyers in British Columbia. Since his call to the Canadian Bar in 1986, Mr. Heppell has focused solely on representing technology companies. In representing these companies, he has developed particular expertise in developing early-stage technology companies and in completing cross-border financings and listings. In the last few years, Mr. Heppell has been a founder of, or an early investor in, a number of successful biotechnology startups. He has also become directly involved in raising money for these companies. Mr. Heppell is a director or officer of several biotechnology companies, including: Cardiome Pharma Corp. (TSE: COM; NASD OTCBB: COMTF.OB), Forbes Medi-Tech Inc. (TSE:FMI; NASDAQ:FMTI), and Genetronics, Inc. (AMEX:GEB; TSE:GEB). He is also Chair of the Investment Committee of Qwest Emerging Biotech (VCC) Fund Ltd., a venture fund focused on financing early stage biotechnology opportunities. After being called to the Bar, Mr. Heppell was seconded to the British Columbia Securities Commission to work as a Filings Analyst for six months. He is now a member of the Securities Policy Advisory Committee to the Commission and is a Past-Chairman of the Securities Section of the

Canadian Bar Association (B.C. Branch). Mr. Heppell is also a director of the British Columbia Biotechnology Alliance. In addition to his LL.B., Mr. Heppell has a Bachelor of Science degree in Microbiology from the University of British Columbia.

     GORDON J. POLITESKI has been one of our directors and a director of Genetronics, Inc. since May 1997. Mr. Politeski is currently retired. From August 1997 to June 1998, he was President and Chief Executive Officer of Cardiocomm Solutions Inc., involved in ambulatory ECG monitoring, and from April 1992 to March 1997, he was President and Chief Executive Officer of Cardiome Pharma Corp. where he took the company’s first drug candidate successfully through a Phase I clinical trial. As founding President and Chief Executive Officer of Biomira, Inc., a cancer diagnostics and therapy company, Mr. Politeski took Biomira from the former Alberta Stock Exchange to the TSE and subsequently to the NASDAQ. He has also served as President and General Manager for Allergan Pharmaceuticals in ophthalmology. Mr. Politeski was formerly the Chairman and a director of Pheromone Sciences Corp., a director of BCY LifeSciences Inc.; a director of Brisbane Capital Corp and a former director of Daybreak Resources Corporation. Mr. Politeski is a graduate of the University of Saskatchewan and the Amos Tuck Executive Program at Dartmouth University.

     FELIX THEEUWES, Ph.D. has been one of our directors and a director of Genetronics, Inc. since August 1999. From 1970 to June 1999 Dr. Theeuwes held various positions within Alza Corporation, directing research, technology development and product development for a variety of controlled drug delivery systems. Dr. Theeuwes co-founded DURECT Corporation where he is presently the Chairman and Chief Scientific Officer. DURECT Corporation spun out from Alza Corporation focusing on the development of pharmaceutical systems starting with applications of the DUROS™ system technology. Dr. Theeuwes’ work at Alza led to the product introduction of the Alzet® mini osmotic pump series for animal research, and the OROS® systems series of products. He directed research in transdermal research and development, initiated the electrotransport/ionphoresis program, and initiated the DUROS™ osmotic implant program. Dr. Theeuwes holds more than 210 United States patents covering these systems and has published more than 80 articles and chapters of books. Dr. Theeuwes is a member of the board of directors of Vinifera Inc. and DURECT Corporation and a member of the scientific advisory board at Antigenics. In 1993, Dr. Theeuwes completed the Stanford Executive Program at Palo Alto, California.

     TAZDIN ESMAIL has been one of our directors and a director of Genetronics, Inc. since August 2000. Mr. Esmail is the Chairman of the Board and a director of Forbes Medi-Tech Inc., a company listed on the TSE and NASDAQ. He has been with Forbes Medi-Tech Inc. since March 1992 and was Chief Executive Officer from October 1997 to March 2002, President from March 1992 to April 2001 and Chief Operating Officer from March 1992 to June 1998. Mr. Esmail has over 20 years experience in the biomedical and pharmaceutical fields. Mr. Esmail was formerly Vice President, Medical Operations of QLT Inc., a Vancouver-based biotechnology company. In this role, he was responsible for both operations and strategic development. Prior to QLT, Inc., he was with Cyanamid Canada Inc., a subsidiary of American Cyanamid Company, in its Lederle multinational pharmaceutical division where he held several progressive senior management positions in areas such as strategic planning, sales and marketing, new product development, marketing research and management training.

     WILLIAM K. DIX joined our company in February 2001 as General Counsel. In March 2001, he was appointed Secretary. In May 2001, he was appointed Vice President, Legal Affairs. Mr. Dix was formerly Vice President and General Counsel for Metabolife International, Inc. a nutritional supplement company from October 1999 through October 2000. From May 1996 to October 1999, Mr. Dix was Vice President and General Counsel of Jenny Craig, Inc., (NYSE). From March 1994 to May 1996, Mr. Dix was Assistant Vice President and Senior Counsel for Aetna Health Plans (NYSE) and from March 1989 to March 1994, Mr. Dix was Counsel for Science Applications International Corporation, the largest employee-owned research and development company in the United States. Mr. Dix received his law degree from Georgetown University Law Center.

     BABAK NEMATI, Ph.D. joined our company in August 2000 as Vice President, Corporate Development. Since 1997, Dr. Nemati served in various capacities for Johnson & Johnson as Director, Surgical Oncology, Program Director, Oncology Products, Manager, New Business Development. From May 1996 to October 1997, he was Senior Manager, New Product Development for Candela Corporation. From June 1995 to May 1996, Dr. Nemati was Director, Technology Commercialization of Soma Research Corporation. Dr. Nemati studied at the University of Texas at Austin where he received his Doctor of Philosophy in electrical engineering, Master of Science in electrical engineering, Bachelor of Arts in Physics and Bachelor of Science in Mathematics. Dr. Nemati’s service with Genetronics concluded on January 8, 2002.

     As of the date of this document, the Board of Directors held an aggregate of 12 meetings in person and by conference call during the fiscal year ended December 31, 2001. All directors who are nominees for election at the meeting attended at least 75 % of the meetings during the periods in which such nominee served.

COMMITTEES OF THE BOARD OF DIRECTORS

Nomination and Corporate Governance Committee

     The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors, consults with the Chief Executive Officer in the process of recruiting new directors and assists in locating senior management personnel and selecting members for the scientific advisory board. The Nomination and Corporate Governance Committee has developed a policy to govern the Company’s approach to corporate governance issues and provides a forum for concerns of individual directors about matters not easily or readily discussed in a full board meeting, e.g., the performance of management. Individual directors are entitled to engage outside advisors at the expense of the Company, with the prior approval of the Nomination and Corporate Governance Committee, and with the full knowledge of management.

     The members of the Nomination and Corporate Governance Committee are Gordon J. Politeski (Chair), James L. Heppell, Felix Theeuwes and Tazdin Esmail.

     The Nomination and Corporate Governance Committee will consider nominees recommended by Stockholders. Any Stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: 11199 Sorrento Valley Road, San Diego, CA 92121-1334. During the fiscal year ending December 31, 2001, the Nomination and Corporate Governance Committee met twice.

Audit Committee

     The Audit Committee meets with our independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained and receives and considers the auditors’ comments (out of the presence of management) as to adequacy of staff and management performance and procedures in connection with the audit. During the fiscal year ending December 31, 2001, the Audit Committee met three times.

     The members of the Audit Committee are Tazdin Esmail (Chair), Gordon J. Politeski and Felix Theeuwes.

     The Board of Directors adopted a charter for the Audit Committee on June 8, 2001.

Compensation Committee

     The Compensation Committee makes recommendations to the Board of Directors, based upon management’s suggestions, regarding the salaries and incentive compensation for officers and key employees and performs such other functions regarding compensation as the Board may delegate. During the fiscal year ended December 31, 2001, the Compensation Committee met nine times.

     The members of the Compensation Committee are James L. Heppell (Chair), Tazdin Esmail and Gordon J. Politeski.

Report of the Audit Committee

     The audit committee oversees Genetronics’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The committee reviewed with the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and our company including the matters in the written disclosures required by the Independence Standards Board (which written disclosures were delivered to Genetronics) and considered the compatibility of nonaudit services with the auditors’ independence.

     The committee discussed with our company’s independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The committee and the board have also recommended the selection of our company’s independent auditors. All members of the Audit committee are independent as defined in Section 121(A) of the America Stock Exchange (“AMEX”) listing standards.

     Tazdin Esmail (Chair), Gordon J. Politeski, and Felix Theeuwes.

Corporate Governance

     Stewardship of the Company

     The Board of Directors has implicitly and explicitly acknowledged its responsibility for the stewardship of Genetronics in the following ways:

     Strategic Planning and Identification of Risks

     Management prepares an annual business plan for Genetronics and presents the plan to the Board of Directors for its review and comments. In connection therewith, the Board of Directors discusses various strategic matters with management and identifies business risks associated with our activities.

     Senior Management

     The Board of Directors takes responsibility for appointing those members of senior management who become our officers. Currently, the senior officers of our company are: Dr. Avtar Dhillon, President and Chief Executive Officer; Markus G. Hofmann, acting Chief Financial Officer; Dietmar Rabussay, Vice President, Research and Development; Jack Snyder, Vice President, Regulatory, Clinical and Quality Assurance; James L. Heppell, Executive Chairman of the Board of Directors; and William K. Dix, Vice President, Legal Affairs.

     Communications Policy

     The Board of Directors has procedures in place to ensure effective communication between Genetronics, its shareholders, prospective investors and the public, including the dissemination of information on a regular and timely basis. Each of Dr. Avtar Dhillon, Jr., James L. Heppell, and William K. Dix dedicates a portion of his time to dealing with shareholders and prospective investors.

     Internal Control and Management Information Systems

     The Board of Directors is responsible for our internal control and management information systems. The Audit Committee of the Board of Directors meets with our auditors annually to review the audited financial statements and to review our financial reporting procedures.

     Independence from Management

     To ensure that the Board of Directors functions independently of management, we have separated the office of Chairman of the Board of Directors from that of Chief Executive Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of the filings with the Securities and Exchange Commission, the following directors, executive officers, and owners of more than 10% of our common shares have not complied during the financial year ended December 31, 2001 with the reporting requirements contained in Section 16(a) of the Securities Exchange Act: Dr. Avtar Dhillon, James L. Heppell, Gordon J. Politeski, Felix Theeuwes, Tazdin Esmail and William K. Dix. The failure of these individuals to comply with the requirements contained in Section 16(a) is due to our recent change in fiscal year to a December 31 year end. These individuals failed to make required filings on Form 5 but plan on making these filings in the immediate future.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth the compensation of our Chief Executive Officer and our four most highly compensated executive officers in the last fiscal year whose total annual compensation exceeded $100,000 for the last three completed fiscal years.

Summary Compensation Table

			Annual Compensation			Long Term Compensation

						Awards		Payouts

						Securities
					Other	Under	Restricted
					Annual	Options/	Shares or		All
Name and					Compen-	SARs(3)	Restricted		Other
Principal	Year		Salary	Bonus	sation	Granted	Shares Units	LTIP(4)	Compen-
Position	Ended(1)		($)	($)	($)	(#)	($)	Payouts ($)	sation

Dr. Avtar Dhillon	12/31/01	(2)	36,922	0	2,109	400,000	0	0	0
President and	03/31/01		0	0	0	0	0	0	0
CEO	03/31/00		0	0	0	0	0	0	0

William K. Dix	12/31/01	(2)	138,846	0	2,850	55,000	0	0	0
Vice President,	03/31/01		29,231	45,000	0	100,000	0	0	0
Legal Affairs and	03/31/00		0	0	0	0	0	0	0
Secretary

Grant W. Denison, Jr.(5)	12/31/01	(2)	0	0	0	250,000	0	0	0
former President &	03/31/01		0	0	0	0	0	0	0
CEO	03/31/00		0	0	0	0	0	0	0

Martin Nash(6)	12/31/01	(2)	57,412	0	142,753	0	0	0	0
former President &	03/31/01		230,789	0	12,566	102,000	0	0	0
CEO	03/31/00		201,808	0	17,347	300,000	0	0	0

Babak Nemati(7)	12/31/01	(2)	130,827	0	3,925	55,000	0	0	0
former Executive	03/31/01		90,834	0	0	102,000	0	0	0
VP	03/31/00		0	0	0	0	0	0	0

Terry Gibson(8)	12/31/01	(2)	132,012	0	47,472	25,000	0	0	0
former COO	03/31/01		113,077	21,000	1,939	100,000	0	0	0
	03/31/00		0	0	0	0	0	0	0

Mervyn J	12/31/01	(2)	118,717	0	32,213	25,000	0	0	0
McCulloch(9)	03/31/01		71,808	0	0	100,000	0	0	0
former CFO	03/31/00		0	0	0	0	0	0	0

(1)	On June 15, 2001, concurrent with the change in our jurisdiction of incorporation, we changed our financial year-end from March 31 to December 31, with the first of such new financial year ending December 31, 2001.

(2)	Nine month financial year, due to the change of our financial year-end from March 31 to December 31, with the first of such new financial year ending December 31, 2001.

(3)	All securities are under options granted during the year covered. No SARs have been granted.

(4)	We do not currently have any long-term incentive plans.

(5)	Grant W. Denison, Jr. ceased serving as our President and Chief Executive Officer on September 20, 2001.

(6)	Martin Nash ceased serving as our President and Chief Executive Officer on May 14, 2001.

(7)	Babak Nemati ceased serving as our Executive Vice President on January 7, 2002.

(8)	Terry Gibson ceased serving as our Chief Operating Officer on October 24, 2001.

(9)	Mervyn J. McCulloch ceased serving as our Chief Financial Officer on October 24, 2001.

Stock Option Grants in Last Fiscal Year

     The following table sets out stock options and stock appreciation rights granted to each individual named in the Summary Compensation Table:

						Potential Realizable
						Value at Assumed
			% of Total			Annual Rates of
		Securities	Options			Stock Price Appreciation
		Under	Granted to	Exercise or		for Option Term
	Date of	Options	Employees in	Base Price	Expiration
Name	Grant	Granted(1)	Fiscal Year(2)	($/ Security)	Date	5%	10%

Dr. Avtar Dhillon	10/10/01	400,000	22%	$0.52	10/09/11	$130,810	$331,498

William K. Dix	05/17/01 10/24/01	25,000 30,000	1% 2%	$1.57 $0.45	05/16/11 10/23/11	$24,684 $8,490	$62,554 $21,516

Grant W. Denison	06/01/01	250,000	14%	$1.35	12/19/01	$212,252	$537,888

Martin Nash	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Babak Nemati	05/17/01 10/24/01	25,000 30,000	1% 2%	$1.57 $0.45	01/07/02 04/07/02	$24,684 $8,490	$62,554 $21,516

Terry Gibson	05/17/01	25,000	1%	$1.57	10/26/01	$24,684	$62,554

Mervyn J. McCulloch	05/17/01	25,000	1%	$1.57	10/26/01	$24,684	$62,554

(1)	We do not have Stock Appreciation Rights. All noted securities are options.

(2)	We granted a total of 1,781,500 options to our employees in the nine months ended December 31, 2001.

Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information concerning each exercise of stock options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of unexercised options and SARs, provided on an aggregated basis:

			Number of Securities Underlying
			Unexercised Options/SARS at		Value of Unexercised in the Money
Name of	Securities	Value	Fiscal Year End(1)		Options/SARS at Fiscal Year End($)
Executive	Acquired	Realized
Officer	on Exercise	($)	(#)Exercisable	(#)Unexercisable	($) Exercisable	($)Unexercisable

Dr. Avtar Dhillon	0	N/A	100,000	300,000	$12,000	$36,000
William K. Dix	0	N/A	32,500	122,500	$1,425	$4,275
Grant W. Denison	0	N/A	25,000	—	0	0
Martin Nash	0	N/A	499,199	124,901	0	0
Babak Nemati	0	N/A	59,500	97,500	$1,425	$4,275
Terry Gibson	0	N/A	50,000	—	0	0
Mervyn J. McCulloch	0	N/A	25,000	—	0	0

(1)	We do not have Stock Appreciation Rights. All noted securities are options.

(2)	The closing price of our common shares on AMEX was $0.64 on December 31, 2001. This price was used in the determination of the “Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end.”

PERFORMANCE GRAPHS

     AMEX Composite Index

     The following graph compares the monthly relative returns a shareholder of Genetronics would have versus the AMEX Composite Index, assuming a $100 investment was made on December 31, 1996. The AMEX Index represents all AMEX-listed companies. The AMEX Composite Index started on December 29, 1995.

December 31	1996	1997	1998	1999	2000	2001
Genetronics	100	73.81	120.24	107.14	30.95	25.71
AMEX Index	100	119.62	120.38	153.23	156.86	148.1

     S & P Super Cap Biotechnology Index

     The following graph compares the monthly relative returns a shareholder of common shares of the Company would have versus the S & P Super Cap Biotechnology Index, assuming a $100 investment was made on December 31, 1996. The S & P Super Cap Biotechnology Index started on July 1, 1996 and is comprised of 16 biotechnology firms culled from the S & P Super Cap Index.

December 31	1996	1997	1998	1999	2000	2001
Genetronics	100	73.81	120.24	107.14	30.95	25.71
S & P Super Cap Index	100	99.84	178.67	344.06	416.51	351.48

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with the following named executive officers.

     Under the employment agreement with Dr. Avtar Dhillon dated October 10, 2001, Dr. Dhillon acts as our current President and Chief Executive Officer. Dr. Dhillon’s employment agreement provides for an annual salary of $200,000. The Board reviews this salary annually. Dr. Dhillon was also granted 400,000 stock options vesting over three years with 100,000 shares vesting immediately, 37,500 shares vesting quarterly during the first year of the employment agreement, 25,000 shares vesting quarterly during the second year and 12,500 shares vesting quarterly during the third year. Dr. Dhillon will also receive an annual bonus, if certain milestone objectives agreed between the Board and Dr. Dhillon are met, as determined by the Board. Dr. Dhillon receives living expenses of $2,000 per month for the six months following the date of his employment agreement and relocation expenses. He receives four weeks of paid vacation each year.

     Under the employment agreement with William K. Dix dated January 6, 2001, Mr. Dix acts as our Vice President, Legal Affairs. Mr. Dix’s employment agreement provides for an annual salary of $190,000 with an annual bonus of up to $45,000. The Board reviews this salary annually. Mr. Dix was also granted 100,000 stock options vesting over three years with 25,000 shares vesting on July 6, 2001, and 25,000 shares vesting on the anniversary date of his appointment over the three years following his appointment. He receives four weeks of paid vacation each year.

     Pursuant to an employment agreement between Genetronics, Inc. and James L. Heppell dated November 15, 2001, Genetronics, Inc. has employed Mr. Heppell as its Executive Chairman. Pursuant to the employment agreement, Mr. Heppell receives $250 per hour for work performed and $125 per hour of travel time. Mr. Heppell also received, upon execution of the employment agreement, a stock option to purchase up to 40,000 common shares of the Company. The employment agreement terminates upon the date that Mr. Heppell ceases to be the Chairman of Genetronics, Inc., unless terminated earlier in accordance with the terms of the employment agreement.

     On November 20, 2001, we entered into a confidential separation agreement with Grant W. Denison, Jr. Mr. Denison was appointed our President and Chief Executive Officer from May 14, 2001 to September 20, 2001. Mr. Denison’s separation agreement provides for the return of our company leased vehicle by November 30, 2001, our company taking over an apartment lease from October 1, 2001 until lease termination, of the 250,000 options granted to Mr. Denison, 50,000 are cancelled and the remaining 200,000 are vested, the payment of business expenses totaling $56,377 to Mr. Denison, and the resignation of Mr. Denison from the boards of our company and Genetronics, Inc.

     In January 1995, we entered into an employment agreement with Martin Nash, our then Senior Vice President. Mr. Nash was appointed our President and Chief Executive Officer on September 7, 1999 and on July 10, 2001, Mr. Nash’s resigned from the boards of our company and Genetronics, Inc. On July 17, 2001, we entered into a confidential separation agreement with Mr. Nash. The separation agreement provided Mr. Nash with a severance payment equivalent of 12 months base salary, less all appropriate federal and state income and employment taxes paid out over 12 months. Any vested stock options granted to Mr. Nash were exercisable until January 31, 2002. On January 28, 2002 Mr. Nash exercised all vested stock options. As part of the separation agreement we cancelled 200,000 stock options granted to Mr. Nash on December 19, 2001. As of March 1, 2002, options to purchase 25,000 of our common shares are outstanding to Mr. Nash. We also provided a leased vehicle to Mr. Nash who agreed to deduct the lease payments from his severance package.

     Under the employment agreement with Babak Nemati dated August 1, 2000, Dr. Nemati acted as our Executive Vice President. Dr. Nemati was paid a salary of $130,827 for the nine month financial year ended December 31, 2001. Dr. Nemati was also eligible for grants of incentive stock options as determined by the Board. He received two weeks of paid vacation each year. Dr. Nemati ceased to be employed by the Company in January 2002. We are currently negotiating a severance package with Dr. Nemati.

     Under the employment agreement with Terry Gibson dated August 14, 2000, Mr. Gibson acted as our Chief Operating Officer. Mr. Gibson was paid a salary of $132,012 in the nine month financial year ended December 31, 2001. Mr. Gibson was also eligible for grants of incentive stock options as determined by the Board. He received three weeks of paid vacation each year. Mr. Gibson ceased to be employed by the Company in October 2001 and received a severance package of $105,000 in cash and $3,531 for health benefits paid out over six months.

     Under the employment agreement with Mervyn J. Culloch dated November 6, 2000, Mr. McCulloch acted as our Chief Financial Officer. Mr. McCulloch was paid a salary of $118,717 in the nine month financial year ended December 31, 2001. Mr. McCulloch was also eligible for grants of incentive stock options as determined by the Board. He received three weeks of paid vacation each year. Mr. McCulloch ceased to be employed by the Company in October 2001 and received a severance package of $48,750 in cash paid out over three months.

     Our executive officers participate, while they are employees, in all employee benefits maintained by the Company, including any group disability plan, insurance plan, medical and dental plans, and are entitled to reimbursement of all reasonable out-of-pocket Company-related expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for determining the compensation of the executive officers of our company. The members of the Compensation Committee for the fiscal year ended December 31, 2001 were James L. Heppell (Chair), Gordon J. Politeski, Felix Theeuwes, and Tazdin Esmail. No member of the Compensation Committee is a former or current officer or employee of the Company, other than James L. Heppell the Chairman of the Board. No executive officers of the Company serve or have ever served on the board of directors or compensation committees of entities at which board members of the Company’s board or Compensation Committee serve or have served as officers. Mr. Blankstein resigned as a member of the Compensation Committee on September 7, 2001.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation programs of our company are designed to reward performance and to be competitive with the compensation agreements of other biomedical companies. The Compensation Committee of the Board of Directors evaluates each executive officer position to establish skill requirements and levels of responsibility. The Compensation Committee, after referring to information from other corporations and public data, determines the compensation for the executive officers.

     Objectives

     The primary objectives of our executive compensation program are to enable us to attract, motivate and retain qualified individuals and to align their success with that of our stockholders through the achievement of strategic corporate objectives and the creation of stockholder value. The level of compensation paid to each executive is based on the executive’s overall experience, responsibility and performance. Executive officer compensation is composed of salary, bonuses and the opportunity to receive options granted under our Stock Option Plan.

     Salary

     Salary ranges are determined following a review of the market data for similar positions in corporations of a comparable size and type of operations to our company. The salary for each executive officer is largely determined by the terms of the officer’s employment agreement with us.

     Bonuses

     Our company may provide annual incentive compensation to the executive officers through bonus arrangements. Awards are contingent upon the achievement of corporate and individual objectives determined by our Compensation Committee.

     Stock Option Plan

     The executive officers may be granted incentive stock options or non-incentive stock options under our 2000 Stock Option Plan. In previous years stock options or non-incentive stock options were granted under the 1995 and 1997 Stock Option Plans, which we discussed in Note 11 to the consolidated financial statements.

     Compensation of President and Chief Executive Officer

     The Committee considers with particular care the compensation of our Chief Executive Officer, and recommends such compensation for Board approval. Dr. Avtar Dhillon was appointed our President and Chief Executive Officer on October 10, 2001. Dr. Dhillon’s base salary is $200,000. Dr. Dhillon’s salary was based upon predecessor chief executive officers’ salaries and a survey of similarly situated companies in San Diego, California. The Board reviews this salary annually. Dr. Dhillon will also receive an annual bonus if certain milestone objectives agreed between the Board and Dr. Dhillon are met, as determined by the Board.

     James L. Heppell (Chair), Gordon J. Politeski, Tazdin Esmail, Felix Theeuwes.

COMPENSATION OF DIRECTORS

     Outside directors of Genetronics are paid a fee of $1,000 per day for each board or committee meeting a director attends in person; a director participating telephonically is paid $500 per day for each such meeting. In addition, each of the outside directors may receive an annual grant of an option to purchase shares of Genetronics’ common stock. On September 7, 2001, our outside directors agreed to temporarily waive any cash compensation for attendance at Board or committee meetings. In return, we granted a stock option to purchase 50,000 shares of common stock to each of our directors except for Dr. Avtar Dhillon. Directors of Genetronics do not otherwise receive separate compensation for their participation in board or committee meetings. We pay all reasonable expenses associated with directors’ attendance at, and participation in, board and committee meetings, and other company business to which a director attends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 1, 2002 with respect to the beneficial ownership of Genetronics’ common stock by (i) all persons known by Genetronics to be the beneficial owners of more than 5% of the outstanding common stock of Genetronics, (ii) each nominee for director of Genetronics, (iii) each executive officer of Genetronics named in the Summary Compensation Table, and (iv) each associate of any of the foregoing persons.

	Amount and Nature of	Percent of Class of

	Beneficial Ownership of	Shares of Common

Beneficial Owner of Shares of Common Stock(1)	Shares of Common Stock(2)	Stock(3)

Activest Investmentgesellschaft mbh(4) Arabellastr. 27 81925 Muenchen, Germany	2,500,000	6.24%

Newton Investment Management Ltd.(5) 71 Queen Victoria St. London, EC4V4DR United Kingdom	2,817,457	7.03%

Lois J. Crandell(6)	2,804,388	7.00%

Gunter A. Hofmann(7)	2,804,388	7.00%

Aran Asset Management SA(8) Alpenstrasse 11 6304 Zug, Switzerland	2,148,700	5.28%

Johnson & Johnson Development Corporation(9) One Johnson & Johnson Plaza New Brunswick, New Jersey	2,242,611	5.60%

Smallcap World Fund Inc.(10) 333 South Hope Street 55th Floor Los Angeles, CA 90071	2,810,000	5.22%

Dr. Avtar Dhillon(11)	391,666	*

James L. Heppell(12)	230,500	*

Gordon J. Politeski(13)	185,000	*

Felix Theeuwes(14)	207,000	*

Grant W. Denison, Jr.(15)	25,000	*

Tazdin Esmail(16)	110,000	*

Terry Gibson	0	0

Martin Nash	457,461	1.14%

William K. Dix(17)	60,500	*

Babak Nemati(18)	59,500	*

Mervyn J. McCulloch	0	0

All Executive Officers and Directors as a group(19) (11 persons)	1,654,405	4.13%

*   less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders. Except as shown otherwise in the table, the address of each stockholder listed is in care of our company at 11199 Sorrento Valley Rd., San Diego, California 92121.

(2)	Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(3)	Shares of common stock subject to options or warrants exercisable within 60 days of March 1, 2002 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 40,072,661 shares of our common stock outstanding as of March 1, 2002, assuming 5,212,494 Special Warrants are converted into common stock.

(4)	In our previous filings, Foreign & Colonial Bank, an institutional investor based in London, England, was listed as the beneficial owner of 3,450,000 shares. Until November of 2001, Foreign & Colonial Bank was under a management contract to manage a biotech investment fund on behalf of Activest. It is our understanding that the contract expired in November 2001 and was not renewed. As a result, Activest has taken control of the fund and has become the beneficial owner of the 2,500,000 shares held as of March 1, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Activist is Dr. Joerg Blumentrath.

(5)	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Newton Investment Management Ltd. is Stuart Eaton.

(6)	Includes 209,825 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002. Also includes 2,115,199 shares and options owned by Günter A. Hofmann, Ms. Crandell’s husband. Ms. Crandell disclaims beneficial ownership of Dr. Hofmann’s shares.

(7)	Includes 232,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002. Also includes 689,189 shares and options owned by Lois J. Crandell, Dr. Hofmann’s wife. Dr. Hofmann disclaims beneficial ownership of Ms. Crandell’s shares.

(8)	Includes 1,905,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 1,2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Aran Asset Management is Michael Thalmann.

(9)	We have been advised that the individual who directs the investment and voting decisions for the shares owned by Johnson & Johnson Development Corporation is Roy Cosan.

(10)	Includes 360,000 shares of common stock issuable pursuant to warrants exercisable within 60 days of March 1, 2002. We have been advised that the individual who directs the investment and voting decisions for the shares owned by Smallcap World Fund Inc. is Mark Denning.

(11)	Includes 391,666 shares of common stock issuable pursuant to warrants and options exercisable within 60 days of March 1, 2002.

(12)	Includes 200,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002, 200 shares owned by Free Spirit Investments Ltd., which is owned 50% by Mr. Heppell and 50% by his wife, and 11,000 shares owned by Mr. Heppell’s wife.

(13)	Includes 185,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002.

(14)	Includes 135,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002.

(15)	Includes 25,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002.

(16)	Includes 110,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002.

(17)	Includes 57,500 shares of common stock issuable pursuant to option exercisable within 60 days of March 1, 2002.

(18)	Includes 59,500 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002. Mr. Nemati’s employment ended on January 7, 2002.

(19)	Includes 947,000 shares of common stock issuable pursuant to options exercisable within 60 days of March 1, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a private placement (the “Private Placement”) of special warrants that closed on November 30, 2001 and raised aggregate gross proceeds to the Company of $2,345,622, a number of investors required that Dr. Avtar Dhillon, our Chief Executive Officer, President and one of our directors, participate in the Private Placement. We loaned $65,000 (the “Loan”) to Dr. Dhillon to enable him to purchase 144,444 special warrants (the “Special Warrants”), at a purchase price of $0.45 per Special Warrant, that is approximately 3% of the aggregate number of special warrants that were issued. The Loan is repayable in three years, and interest accrues at the prime rate of the Union Bank of California published on November 9, 2001 over the term of the Loan. As security for Dr. Dhillon’s due repayment of the Loan, Dr. Dhillon entered into an agreement with the Company dated November 9, 2001 (the “Loan Agreement”) and executed a Promissory Note attached to the Loan Agreement. Pursuant to the Loan Agreement, Dr. Dhillon granted to the Company a security interest in the Special Warrants, and in the common shares and common share purchase warrants to be issued pursuant to the exercise of the Special Warrants. As further security, Dr. Dhillon agreed to use all proceeds realized by any sale of said Special Warrants, common shares, common share purchase warrants (the “Warrants”) or common shares to be issued upon exercise of the Warrants and any cash bonuses that he receives as a result of his employment with us to pay down the Loan until it was fully repaid.

     As described in Note 17 to the Financial Statements, we incurred legal fees charged by the law firm of Catalyst Corporate Finance Lawyers in Vancouver, British Columbia, Canada, in the amount of $272,034 in the nine month period ended December 31, 2001. James L. Heppell, a partner of that law firm, is the Chairman of our Board of Directors.

     Pursuant to an employment agreement between Genetronics, Inc. and James L. Heppell dated November 15, 2001, Genetronics, Inc. has employed Mr. Heppell as its Executive Chairman. Pursuant to the employment agreement, Mr. Heppell receives $250 per hour for work performed and $125 per hour of travel time. Mr. Heppell also received, upon execution of the employment agreement, a stock option to purchase up to 40,000 common shares of the Company. The employment agreement terminates upon the date that Mr. Heppell ceases to be the Chairman of Genetronics, Inc., unless terminated earlier in accordance with the terms of the employment agreement.

     We also incurred accounting and administrative fees charged by Wood & Associates of Vancouver, British Columbia, Canada, in the amount of $588 in the nine month period ended December 31, 2001. Suzanne Wood, the Principal of Wood & Associates, is a former director of Genetronics.

PRINCIPAL ACCOUNTING FIRM FEES

     Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services for the audit of Genetronics’ annual consolidated financial statements for the nine month fiscal year ended December 31, 2001, and the review of the consolidated financial statements included in Genetronics’ quarterly reports on Form 10-Q for the nine month fiscal year ended December 31, 2001 were $90,000.

     Audit Related Fees. The aggregate fees from Ernst & Young LLP for professional services rendered in connection with registration statements, restatements, and consents for the nine months ended December 31, 2001 were $30,787.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by Ernst & Young LLP to Genetronics for financial information systems design and implementation for the nine month fiscal year ended December 31, 2001.

     All Other Fees. The aggregate fees billed to Genetronics for all other services rendered by Ernst & Young LLP for the nine month fiscal year ended December 31, 2001, including income tax returns and tax consultations were $32,162.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     The nominees for election at the Annual Meeting of Stockholders to fill the positions on the Board of Directors are Dr. Avtar Dhillon, James L. Heppell, Gordon J. Politeski, Felix Theeuwes, and Tazdin Esmail. If elected, the nominees will serve as directors until Genetronics’ Annual Meeting of Stockholders in 2003, or until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the proxy holders may designate.

     If a quorum is present, the five nominees for the positions as directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors Unanimously Recommends a Vote “FOR” the Nominees Named Above.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO THE AMENDED 2000 STOCK OPTION PLAN

     The current stock option plan of the Company effective July 31, 2000 was approved by the shareholders on August 7, 2000, pursuant to which 7,400,000 common shares are reserved for issuance to executive officers, directors, employees and consultants of the Company. This stock option plan supercedes all previous stock option plans. At March 1, 2002, 1,384,201 common shares are available for future grants and 4,737,350 stock options are outstanding pursuant to the 2000 Plan.

     The Board of Directors approved amendments to the plan on June 8, 2001 and the shareholders of the Company approved the same amendments as of September 7, 2001.

     On March 15, 2002 the Board of Directors approved an increase in the number of common shares under the 2000 Plan in the amount of 2,600,000 common shares. This increased the number of shares available to be issued under the 2000 Plan to 10,000,000 common shares and also increased the number of common shares available for future option grants to 3,984,201.

     The following is a summary of the proposed amendments to the 2000 Plan which were adopted by the Compensation Committee of the Board of Directors on March 15, 2002 subject to stockholder approval:

Subject to regulatory approval, the Company is authorized to grant stock options pursuant and subject to the terms and conditions of the Amended 2000 Stock Option Plan, entitling the optionholders to purchase an aggregate of up to 10,000,000 common shares of the Company;

Section 5.1 of the 2000 Plan has been amended to provide that, subject to regulatory approval:

(i) Number of Shares — The Committee, from time to time, may grant Options to purchase an aggregate of up to ten million (10,000,000) Shares, subject to regulatory approval, to be made available from authorized, but unissued or reacquired, Shares. In calculating the foregoing ten million (10,000,000) Shares, the Committee shall include all Shares subject to options outstanding as of the Effective Date of the Plan. The foregoing number of Shares shall be adjusted, where necessary, to take account of the events referred to in Section 11 hereof.

      The following is a summary of the 2000 Plan activity to date:

			Available for
	Options Outstanding	Plan Maximum	Future Grant

As at March 31, 2001	3,459,700	7,400,000	1,165,300

Options Granted in nine months ended December 31, 2001	2,114,000	N/A	N/A

Options Cancelled in nine months ended December 31, 2001	1,798,525	N/A	N/A

Options Exercised in nine months ended December 31, 2001	4,250	N/A	N/A

Totals — March 1, 2002	4,737,350	7,400,000	1,384,201

Proposed Increase	N/A	2,600,000	N/A

Amended Plan as at March 15, 2002	4,737,350	10,000,000	3,984,201

Summary of the Provisions of the 2000 Stock Option Plan

     The following summary of the 2000 Plan is qualified in its entirety by the specific language of the 2000 Plan, a copy of which is available to any stockholder upon request to Jan Urata, by phone (604) 443-7019, telefax (604) 443-7000, email jurata@catalyst-law.com or mail 1400-1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9.

     General. The 2000 Plan provides for the grant of Incentive Stock Options (“ISOs”) and nonstatutory stock options. As of March 1, 2002, Genetronics had outstanding options under the 2000 Plan to purchase an aggregate of 4,737,350 shares at a weighted average exercise price of $1.69 per share. As of March 1, 2002, options to purchase 81,249 shares of Genetronics Common Stock granted pursuant to the 2000 Plan had been exercised, and there were 1,384,201 shares of Genetronics Common Stock available for future grants under the 2000 Plan. During the nine month fiscal year ended December 31, 2001, (i) Messrs. Avtar Dhillon, William K. Dix, Grant Dennison, Babak Nemati, Terry Gibson and Mervyn J. McCulloch were granted options to purchase 400,000 shares, 55,000 shares, 250,000 shares, 55,000 shares, 25,000 shares and 25,000 shares respectively; (ii) all current executive officers as a group were granted options to purchase an aggregate of 455,000 shares; and (iii) all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 1,781,500 shares. During the nine month fiscal year ended December 31, 2001, the following options were granted under the 2000 Plan to directors who are not executive officers, or to associates of any director, executive officer or Board nominee of Genetronics:

Name	Number of Shares granted for purchase

Felix Theeuwes	50,000
Tazdin Esmail	50,000
James L. Heppell	50,000
Gordon J. Politeski	50,000

     The following person was granted 5% or more of the total amount of options granted under the 2000 Plan during the year ended December 31, 2001:

Name	Number of Shares	Percentage

Avtar Dhillon	400,000	19%

     Shares subject to the 2000 Plan. Currently, a maximum of 7,400,000 shares of the authorized but unissued or reacquired Common Stock of Genetronics may be issued pursuant to the 2000 Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of Genetronics, appropriate adjustments will be made to the shares subject to the 2000 Plan, and to outstanding options. To the extent any outstanding option under the 2000 Plan expires or terminates prior to exercise in full or if Genetronics repurchases shares issued upon exercise of an option, the shares of Common Stock for which that option is not exercised or the repurchased shares are returned to the 2000 Plan and will again be available for issuance under the 2000 Plan.

     Administration. The Compensation Committee of the Board administers the 2000 Plan. With respect to the participation of individuals whose transactions in Genetronics’ equity securities are subject to Section 16 of the Securities Exchange Act of 1934, the 2000 Plan must be administered in compliance with the requirements, if any, of Rule 16b-3 under the Exchange Act. Subject to the provisions of the 2000 Plan, the Compensation Committee determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an ISO or a nonstatutory stock option, the terms of vesting and exercisability of each option, including the effect thereon of an optionee’s termination of service, the type of consideration to be paid to Genetronics upon exercise of an option, the duration of each option, and all other terms and conditions of the options. Accordingly, future grants under the 2000 Plan are not yet determinable.

     Eligibility. Generally, all employees, directors and consultants of Genetronics or of any present or future parent or subsidiary corporations of Genetronics are eligible to participate in the 2000 Plan. In addition, the 2000 Plan also permits the grant of options to prospective employees, consultants and directors in connection with written offers of employment or engagement. As of March 20, 2002, Genetronics had 54 employees, including two executive officers and five directors. Any person eligible under the 2000 Plan may be granted a nonstatutory option. However, only employees may be granted ISOs.

     Terms and conditions of options. Each option granted under the 2000 Plan is evidenced by a written agreement between Genetronics and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2000 Plan. The exercise price per share must equal at least the fair market value of a share of Genetronics’ Common Stock on the date of grant of the stock option. The exercise price of any ISO granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Genetronics or any parent or subsidiary corporation of Genetronics, referred to as a 10% Stockholder, must be at least 110% of the fair market value of a share of Genetronics’ Common Stock on the date of grant. The fair market value of Genetronics’ Common Stock is based on the trading price of Genetronics’ shares on the American Stock Exchange, the fair market value as of March 20, 2002 was $0.54 per share.

     Generally, the exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of Genetronics’ Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or a loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any lawful method approved by the board or by any combination of these. The Compensation Committee may nevertheless restrict the forms of payment permitted in connection with any option grant.

     The Compensation Committee will specify when options granted under the 2000 Plan will become exercisable and vested. Shares subject to options generally vest and become exercisable in installments, subject to the optionee’s continued employment or service or achievement of specified milestones.

     Change in control. Upon a change in control, as defined in the 2000 Plan, the Compensation Committee may arrange for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the 2000 Plan. To the extent that the options outstanding under the 2000 Plan are not assumed, substituted for, or exercised prior to such event, generally, they will terminate.

     Termination or amendment. Unless sooner terminated, no ISOs may be granted under the 2000 Plan after July 30, 2010. The Board may terminate or amend the 2000 Plan at any time, but, no amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option’s status as an ISO or is necessary to comply with any applicable law.

Summary of federal income tax consequences of the 2000 Plan

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 2000 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     ISOs. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an ISO qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Optionees who do not dispose of their shares for two years following the date the option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, Genetronics will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, referred to as a disqualifying disposition, the difference between the fair market value of the shares on the exercise date, and the option exercise price, not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized, will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Generally, for federal income tax purposes, Genetronics should be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if the tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits that may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory stock options. Options not designated or qualifying as ISOs will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, the ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. No tax deduction is available to Genetronics with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to that grant. Genetronics generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent the deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote Required and Board of Directors’ Recommendation

     The amendment to the 2000 Plan was made to provide the Company with the ability to grant stock options to attract and retain personnel of the highest caliber by offering them an opportunity to share in any increase in value of the Company’s shares resulting from their efforts.

     The TSE Rules require that any material change to the 2000 Plan be approved by the affirmative vote of a majority of the votes cast at the Meeting, other than the votes attaching to shares beneficially owned by insiders of the Company to whom options may be issued pursuant to the Plan, or their associates. Accordingly, such insiders and their associates will abstain from voting in this resolution. The Board believes that the proposed amendment of the 2000 Stock Option Plan is in the best interests of the Company and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of this proposal to amend the 2000 Stock Option Plan, and the non-abstaining stockholders of the Company will be asked to pass the following resolution:

     “BE IT RESOLVED THAT the amendment to the 2000 Stock Option Plan, as set out in the Proxy Statement of the Company dated April 1, 2002, be approved.”

     If a quorum is present, the above resolution must be approved by not less than a majority of the votes cast by the stockholders of the Company, other than insiders of the Company and their associates, who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors Unanimously Recommends a Vote “FOR” the Amendment of the Stock Option Plan of the Company as Discussed Above.

PROPOSAL NO. 3

TO AUTHORIZE THE DIRECTORS TO CARRY OUT FUTURE FINANCINGS

Future Financings — The TSE

     The policies of the TSE provide that the aggregate number of shares of a listed company which are issued or made subject to issuance by way of one or more private placements during any particular six month period must not exceed 25% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such private placements (the “25% Rule”). The application of the 25% Rule may restrict the Company’s ability to raise funds by the private placement of its securities.

     Management of the Company considers it to be in the best interests of the Company to solicit private placement funds for working capital and Company operations. The TSE has advised that it will accept advance approval by the shareholders of the Company in anticipation of private placements that may exceed the 25% Rule, provided such private placements are completed within 12 months of the date such advance shareholder approval is given. By giving the advance approval, shareholders would only be satisfying the shareholder approval requirement of the TSE. Each private placement of the Company would still remain subject to TSE approval.

     The Company’s issued and outstanding share capital is currently 34,860,167 shares of common stock and the Company proposes that the maximum number of shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on April 29, 2002 would not exceed 34,860,167 shares in the aggregate, or 100% of the Company’s issued and outstanding share capital as at March 20, 2002.

Any private placement proposed by the Company will be subject to the following additional restrictions:

(a)	the private placement must be substantially with parties at arms-length to the Company;
(b)	the private placement cannot materially affect control of the Company;
(c)	the private placement must be completed within a 12 month period following the date the advance shareholder approval is given; and
(d)	the private placement must comply with the private placement pricing rules of the TSE, which currently require that the price per security must not be lower than the closing market price of the security on the TSE on the trading day prior to the date notice of the private placement is given to the TSE less the applicable discount. Maximum permissible discounts are as follows:

Maximum Discount
Market Price	Therefrom

$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

     The TSE retains the discretion to decide whether a particular placement is “substantially” at arms length or will materially affect control, in which case specific shareholder approval may be required. The Company had 34,860,167 shares of common stock issued and outstanding as at March 20, 2002.

     In order to provide the directors of the Company with flexibility regarding future financing and to save the Company the cost of holding an extraordinary general meeting to approve a specific financing, the shareholders of the Company will be requested at the Meeting to pass the following resolution, which requires an affirmative vote of a simple majority of the votes cast by holders of Common Shares at the Meeting:

     “BE IT RESOLVED THAT the issuance by the Company in one or more private placements during the 12 month period commencing April 29, 2002 of such number of securities that would result in the Company issuing or making issuable 34,860,167 shares of common stock aggregating up to 100% of the number of issued and outstanding shares of common stock as at April 1, 2002, being the date of the Proxy Statement of the Company describing the advance approval, as more particularly described in and subject to the restrictions described in the Proxy Statement of the Company, be approved.”

     If a quorum is present, the above resolution must be approved by not less than a majority of the votes cast by the stockholders of the Company who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. The Board of Directors Unanimously Recommends a Vote “FOR” This Resolution.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company appointed Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002. Ernst & Young LLP has served as the Company’s auditors since December 13, 1994. Services provided to the Company during the nine month fiscal year ended December 31, 2001 included the audit of the Company’s consolidated financial statements as of and for the nine months ended December 31, 2001, review of the Company’s consolidated financial statements included in the quarterly reports on Form 10-Q for the nine months ended December 31, 2001, services related to filings with the Securities and Exchange Commission and the British Columbia Securities Commission and consultations in various tax and accounting.

     Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

Board of Directors Recommendation

     If a quorum is present, the above ratification must be approved by not less than a majority of the votes cast by the stockholders of the Company who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum.

     In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

     The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for fiscal 2002.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

     Our bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered or mailed by the stockholder and received by the Company not less than 120 calendar days prior to the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except if we did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than thirty days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

     All stockholders proposals that are intended to be presented at the 2003 annual meeting of the stockholders of the Company must be received by the Company at our offices at 11199 Sorrento Valley Road, San Diego, California 92121-1334, ATTN: Corporate Secretary no later than November 18, 2002 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company’s 2003 annual meeting of stockholders without requesting the Company to include such proposal in the Company’s proxy statement must notify the Company no later than February 6, 2003, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder’s proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting.

FORM 10-K AND ANNUAL REPORT

     The Company filed an annual report on Form 10-K with the Securities and Exchange Commission on or about April 1, 2002. Stockholders may obtain a copy of this report, without charge. Requests should be made to the Corporate Secretary of the Company at the Company’s offices located at 11199 Sorrento Valley Road, San Diego, CA 92121-1334. The Company’s annual report to stockholders for the year ended December 31, 2001 is enclosed herewith. The annual report is not incorporated into this proxy statement and is not considered proxy material.

TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

     Your cooperation in giving this matter your immediate attention and returning your proxies will be appreciated.

By Order of the Board of Directors

/s/ Avtar Dhillon Avtar Dhillon, President and Chief Executive Officer

     April 1, 2002

GENETRONICS BIOMEDICAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dr. Avtar Dhillon, President and Chief Executive Officer and a director of the Company and James L. Heppell, Chairman of the Board and a director of the Company and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Genetronics Biomedical Corporation held of record by the undersigned as of March 20, 2002, at the Annual Meeting of Stockholders to be held on April 29, 2002, or any adjournment thereof.

1.	Election of Directors:

	☐	FOR all nominees listed below (except as marked to the contrary below)

	☐	AGAINST all nominees

(INSTRUCTIONS: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME)

Avtar Dhillon James L. Heppell Gordon J. Politeski Felix Theeuwes Tazdin Esmail

2.	To amend the Amended 2000 Stock Option Plan (the “Plan”) to increase the maximum number of common shares of the Company reserved for issuance under the Plan including options currently outstanding, from 7,400,000 to 10,000,000.

	☐	FOR

	☐	AGAINST

	☐	ABSTAIN

3.	To authorize the directors to carry out future financings in circumstances where the policies of The Toronto Stock Exchange would require shareholder approval in such circumstances where the aggregate number of shares which are issued or made subject to issuance by way of one or more private placements during any particular six month period is greater than 25% and up to 100% of the number of shares outstanding (on a non-diluted basis) prior to giving effect to such private placements.

	☐	FOR

	☐	AGAINST

	☐	ABSTAIN

4.	To ratify the appointment of the Company’s independent auditors.

	☐	FOR

	☐	WITHOUT VOTE

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(CONTINUED AND TO BE COMPLETED AND SIGNED ON THE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, THE ELECTION OF EACH OF THE NOMINEES, FOR AMENDING THE 2000 STOCK OPTION PLAN AND TO APPROVE THE COMPANY CARRYING OUT FUTURE FINANCINGS. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership, please sign in partnership name by authorized person.

Dated:	, 2002

Signature

Signature if held jointly

Print Name

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR MAIL BY FIRST-CLASS MAIL TO:

Genetronics, Inc. 11199 Sorrento Valley Road San Diego, CA 92121-1334 ATTN: Colleen Di Noto